Exhibit 99.1

Warren Resources Announces Fourth Quarter and Full-Year 2014 Financial and Operating Results

•                  FY14 Record Total Revenue of approximately $151 Million, a 17% increase

•                  FY14 Record EBITDA of approximately $90 million, a 15% increase

•                  FY14 Record Production of 22.8 Bcfe, a 77% increase

•                  FY14 Lease Operating Expenses and Taxes per Mcfe Declines 26%

NEW YORK, March 11, 2015 (GLOBE NEWSWIRE) — Warren Resources, Inc. (Nasdaq: WRES) today reported its fourth quarter and full-year 2014 financial and operating results.

In announcing the results, Lance Peterson, Interim Chief Executive Officer, commented, “2014 was a transformational year for Warren, with strong growth in reserves, production, revenues and cash flows and the successful execution of the acquisition and integration of the Marcellus assets. While there has been significant volatility in commodity prices and the capital markets recently, Warren has an asset base well positioned to successfully navigate the current market environment. As operator of all three of our main assets, the Company was able to right-size its development activity to reduce capital spending and focus on identifying additional capital and operating cost reductions going forward.  Through our control of high impact wells in our Marcellus business unit and ownership of our drilling rig in the Wilmington field in California, Warren can respond quickly to changes in the commodity market. In addition, the Company will continue to identify opportunities to further increase its liquidity position. In keeping with Warren’s strategic goal of becoming a more growth oriented company, we remain focused on identifying areas for future growth and ways to add value for shareholders and expect the current market environment will offer significant opportunities for accretive investments.  I am confident in our ability to execute on these goals and am optimistic about Warren’s potential going forward.”

Fourth Quarter of 2014 Results

For the fourth quarter of 2014 Warren reported net income of $1.3 million, or $0.02 per basic and diluted share, compared to net income of $3.7 million, or $0.05 per basic and diluted share for the fourth quarter of 2013.

The Company’s financial results in the fourth quarter of 2014 were impacted by $3.2 million of unrealized non-cash gains on commodity derivatives resulting from mark-to-market accounting, $0.7 million of net severance expense, and $0.1 million of additional acquisition expenses pertaining to the Marcellus acquisition.

Excluding those items Warren had an adjusted net loss* for the fourth quarter of 2014 of $1.1 million, or a loss of $0.01 per diluted share, which compares to adjusted net income of $7.9 million, or $0.11 per share, in the fourth quarter of 2013.

Warren’s cash flow from operations in the fourth quarter of 2014 was $25.6 million, compared to $21.2 million in the fourth quarter of 2013.  The Company’s discretionary cash flow* (excluding the impact of changes in working capital) in the fourth quarter of 2014 was $17.9 million, compared to $18.2 million in the fourth quarter of 2013.  EBITDA* for the fourth quarter of 2014 was $25.5 million, compared to EBITDA of $14.9 million for the fourth quarter of 2013.

For the quarter ended December 31, 2014, Warren produced approximately 9.1 net billion cubic feet of gas equivalent (“Bcfe”), an average of 98.6 million cubic feet of gas equivalent per day (“MMcfe/d”), a 175% increase over the 3.3 net Bcfe produced in the fourth quarter of 2013.  Warren produced approximately 293,000 net barrels of oil in the fourth quarter of 2014, an average of 3,183 barrels of oil per day (“BO/d”), compared to approximately 292,000 net barrels of oil in the fourth quarter of 2013.  Natural gas production totaled approximately 7.3 net billion cubic feet (“Bcf”) of natural gas in the fourth quarter of 2014, an average of 79.5 million cubic feet per day (“MMcf/d”), compared to approximately 1.6 net Bcf of natural gas in the fourth quarter of 2013. The growth in total production is primarily attributable to the Company’s recently acquired Marcellus assets.

The average realized price per barrel of oil was $63.12 in the fourth quarter of 2014 compared to $92.27 in the fourth quarter of 2013. The average realized price per thousand cubic feet (“Mcf”) of natural gas was $2.91 for the fourth quarter of 2014 compared to $3.04 for the fourth quarter of 2013. These realized commodity prices exclude the effect of derivatives and hedging activities.

Warren’s oil and gas revenues increased 25% to $39.8 million in the fourth quarter of 2014, compared to $31.7 million in the fourth quarter of 2013.  This primarily resulted from the increase in production volumes in the fourth quarter of 2014 compared to the fourth quarter of 2013.

Total operating expenses and taxes were $41.5 million during the fourth quarter of 2014, compared to $24.2 million during the fourth quarter of 2013, primarily due to increased operating activity and higher production volumes.  On a per unit basis operating expenses decreased year-over-year in the fourth quarter of 2014 from the same period in 2013, with lease operating expenses and taxes (“LOE”) per Mcfe decreasing 37% to $1.80 and depletion, depreciation and amortization (“DD&A”) per Mcfe 31% lower to $2.18.  The decrease in per unit operating expense reflects the impact of the low cost Marcellus assets and a decrease in the overall depletion rate.

General and Administrative (“G&A”) expenses were $4.5 million in the fourth quarter of 2014, compared to $4.0 million in 2013, primarily driven by $0.7 million of net severance expenses related to the departure of the prior CEO, partially offset by other G&A savings compared to the fourth quarter of 2013.  On a per unit basis G&A declined 59% in the fourth quarter 2014 from 2013, to $0.50/Mcfe.  Non-cash stock-based compensation expense, a non-cash component of G&A, was a credit of $0.1 million for the fourth quarter of 2014, compared to $0.6 million of expense in the same period in 2013.

The Company reported a net gain on derivative financial instruments of $6.4 million during the three months ended December 31, 2014, comprised of $3.2 million realized cash gains on commodity derivatives and $3.2 million of unrealized, non-cash gains on commodity derivatives.

* Please refer to the section titled “Explanation and Reconciliation of Non-GAAP Financial Measures” at the end of this release for additional information on non-GAAP measures including adjusted net income, discretionary cash flow and EBITDA. For adjusted net income, please additionally refer to the footnote in the adjusted net income reconciliation regarding the change in methodology adopted in the third quarter of 2014.

Full year 2014 Results

For the year ended December 31, 2014, Warren reported net income of $24.0 million, or $0.31 per diluted share, compared to net income of $30.4 million for the year in 2013, or $0.42 per diluted share.

Excluding the impact of $7.5 million of unrealized non-cash gains on commodity derivatives resulting from mark-to-market accounting, $1.2 million of net severance expense, $4.2 million of acquisition expenses, $1.1 million related to a non-cash credit to litigation expense and $2.2 million of other income, Warren’s full-year 2014 adjusted net income* was $18.6 million, or $0.24 per diluted share, which compares to adjusted net income of $28.6 million in 2013, or $0.39 per share.

Warren’s full-year 2014 cash flow from operations was $84.0 million compared to $79.4 million in 2013. The Company’s full-year 2014 discretionary cash flow* was $75.7 million, compared to $80.0 million in 2013.  EBITDA* in 2014 was $90.1 million, compared to $78.2 million in 2013.

Production volumes and financial results for the full year 2014 only reflect the impact of the Marcellus assets after the close of the acquisition on August 11, 2014. Due to U.S. GAAP accounting rules Warren’s results exclude the impact of Marcellus operations from July 1, 2014 through August 10, 2014, the benefit from which is reflected as an adjustment to the purchase price of the assets on the Company’s balance sheet in oil and gas properties. As a result, Warren’s full year 2014 results exclude $7.8 million of income from operations from the Marcellus assets generated during the period from July 1st through August 10th, 2014. Results from the Marcellus operations in the first half of 2014, prior to the acquisition from Citrus Energy, are also excluded, except where pro forma results are indicated.

For the year ended December 31, 2014, Warren produced approximately 22.8 net Bcfe, an average of 62.5 MMcfe/d, a 77% increase over the 12.9 net Bcfe produced in 2013.  Oil production for the full year 2014 totaled approximately 1,118,000 net barrels of oil, an average of 3,064 BO/d, compared to approximately 1,105,000 net barrels of oil for 2013.  Warren’s natural gas production for the full year 2014 totaled approximately 16.1 net Bcf, an average of 44.1 MMcf/d, compared to approximately 6.2 net Bcf for 2013.

The production growth for the full year 2014 is primarily attributable to production from the Company’s Marcellus assets.  However, due to U.S. GAAP accounting rules as noted above, production volumes for the full year 2014 exclude approximately 3.6 net Bcf of natural gas from the Marcellus related to operations from July 1st through August 10th, 2014.  Furthermore, Warren’s reported production volumes in 2014 also exclude approximately 13.0 net Bcf of natural gas from the Marcellus operations in the first half of the year, prior to the acquisition from Citrus Energy.

For the full year 2014, the average realized price per barrel of oil was $86.02, compared to $97.12 for 2013.  The realized price per Mcf of natural gas averaged $3.06 for the full year 2014, compared to $3.31 for 2013. These realized commodity prices exclude the effect of derivatives and hedging activities.

For the full year 2014, oil and gas revenues increased 14% to $145.4 million compared to $127.9 million in 2013.  The revenue increase was driven by the increase in production volumes, which more than offset the decrease in realized prices.

Total operating expenses increased to $126.7 million in 2014, compared to $97.3 million during 2013, primarily due to increased operating activity and higher production volumes.  On a per unit basis operating expenses decreased year-over-year in 2014 from 2013, with LOE per Mcfe decreasing 26% to $2.12 and DD&A per Mcfe 29% lower to $2.48.  The decrease in per unit operating expense reflects the impact of the low cost Marcellus assets and a decrease in the overall depletion rate.

General and Administrative (“G&A”) expenses decreased by 1% to $15.3 million in 2014, compared to $15.4 million in 2013.  On a per unit basis G&A declined 44% in 2014 from 2013, to $0.67/Mcfe.  Non-cash stock-based compensation expense, a non-cash component of G&A, was $1.6 million for the year ended 2014, compared to $2.1 million for 2013.

The Company had a net gain on derivative financial instruments of $7.4 million for the year ended December 31, 2014, which was comprised of $7.5 million of unrealized, non-cash gains on commodity derivatives and $0.1 million realized loss on commodity derivatives.

Operations

Marcellus, Pennsylvania

Marcellus net production volumes in the in the fourth quarter of 2014 were 5.9 Bcf, or 64 MMcf/d, more than 27% above the expected midpoint of guidance, primarily due to the Marcellus wells’ continued outperformance relative to expectations, as well as slightly less production shut-in than expected due to a later than projected start to completion activity in December.  Pro forma for the full year 2014,  including the first half of the year when the assets were operated by Citrus, Marcellus net production was 26.3 Bcf, or 72.1 MMcf/d.

The continued strong performance of the Marcellus wells enabled Warren to increase proved reserve bookings for the Marcellus unit at year-end 2014 by 3% from the mid-year 2014 reserve report, primarily due to positive revisions to PDP EURs.  Marcellus production volumes in the second half of 2014 were 2.1 Bcf above those projected in the mid-year 2014 proved reserve report and nearly 1.0 Bcf above the mid-year 2P projection.

The 2015 development program will look to build on 2014’s success, with the completion of two previously drilled Lower Marcellus wells, expected to come on production in the first quarter of 2015 and drilling and completion of two Upper Marcellus wells expected to be on production in the 2nd quarter.  The Upper Marcellus represents significant upside potential for the Company, with no proved reserves currently booked for the 48 additional Upper Marcellus locations identified across Warren’s acreage.

Realized natural gas prices averaged $2.90/Mcf in the Marcellus in the fourth quarter of 2014, compared to $3.27/Mcf in the same period in 2013 and $2.57/Mcf from the third quarter of 2014.

Warren’s capital expenditures totaled $5.3 million in the Marcellus in the fourth quarter of 2014.

Wilmington Field, California

Warren concluded its 2014 development program in the fourth quarter, drilling and completing a total of five new wells in the Wilmington field, two at the Wilmington Townlot Unit, or “WTU”, and three at the “North Wilmington Unit, or “NWU”.

Fourth quarter capital expenditures for the Wilmington Field were $17.7 million. These capital expenditures consisted of $14.9 million for drilling and development operations and $2.8 million for facilities, infrastructure costs and other related items.

Leroy Pine Project, California

Production results in the Leroy Pine Project did not achieve economic rates of return that Warren views as competitive with the other assets in its portfolio.  As a result, the Company decided to divest the asset and signed a purchase and sale agreement with a private operator.  As part of the agreement, Warren retains a 25% working interest after payout in the project.

Wyoming Coalbed Methane (CBM)

During the fourth quarter drilling activity was completed in the Spyglass Hill Unit in the Atlantic Rim area of Wyoming. Warren drilled five producer wells, four of which were completed. For the year ended

December 31, 2014, Warren drilled a total 33 wells (31 producers and two injectors) and completed 21 producers in the Atlantic Rim.

Production from the 2014 wells is expected to increase through the next 18-36 months as the new wells undergo the de-watering process. We will continue to monitor the production results and de-watering process to evaluate the impact of the modifications made in the completion methodology utilized in the 2014 wells, though initial indications from some of the 2014 wells are positive.

Realized natural gas prices averaged $2.93/Mcf in Wyoming in the fourth quarter of 2014, compared to $3.04/Mcf in the same period in 2013 and $3.10/Mcf in the third quarter of 2014.

Wyoming capital expenditures for drilling and completion operations in the fourth quarter totaled $8.8 million.

Debt and Liquidity

At December 31, 2014, Warren had approximately $1.7 million in cash and cash equivalents, with $134.7 million outstanding under its $225 million borrowing base and available borrowing capacity of $90.3 million, for total available liquidity of $92.0 million. Warren’s next borrowing base redetermination will be in April.

Hedges

The Company’s current hedges in place as of March 10, 2015 are as noted in the table below:

Type	Benchmark	Price	Quantity	Period

Oil Hedges
Oil Swap	NYMEX	$50.00	1,300 Bbl/d	02/01/15 - 09/30/15
Oil Swap	NYMEX	$57.00	400 Bbl/d	03/01/15 - 09/30/15

Natural Gas Hedges
Gas Swap	NYMEX	$4.18	3,000 MMBtu/d	01/01/15 - 12/31/15
Gas Swap	NYMEX	$4.02	3,000 MMBtu/d	01/01/15 - 06/30/15
Gas Swap	NYMEX	$4.54	20,000 MMBtu/d	01/01/15 - 03/31/15
Gas Swap	NYMEX	$3.20	10,000 MMBtu/d	04/01/15 - 10/31/15
Gas Swap	NYMEX	$3.16	10,000 MMBtu/d	04/01/15 - 10/31/15
Gas Swap	NYMEX	$2.94	15,000 MMBtu/d	02/01/15 - 12/31/15
Gas Swap	NYMEX	$2.97	10,000 MMBtu/d	03/01/15 - 06/30/15
Gas Swap	NYMEX	$3.05	5,000 MMBtu/d	04/01/15 - 03/31/16

Financial and Statistical Data Tables

Following are financial highlights for the comparative three months and year ended December 31, 2014 and 2013. All production volumes and dollars are expressed on a net revenue interest basis.

Consolidated Statements of Operations

	Three Months Ended		Year Ended
	December 31, (unaudited)		December 31,
	2014	2013	2014	2013
	(in thousands, except per share information)
Operating Revenues
Oil and gas sales	$39,758	$31,688	$145,385	$127,925
Transportation revenue	1,256	919	5,338	919
	41,014	32,607	150,723	128,844
Operating Expenses
Lease operating expenses and taxes	16,311	9,395	48,357	36,779
Depreciation, depletion and amortization	19,756	10,438	56,489	44,806
Transportation expense	729	311	2,403	311
Acquisition expenses	119	—	4,198	—
General and administrative	4,540	4,018	15,271	15,389

Total operating expenses	41,455	24,163	126,718	97,285
Income from operations	(441)	8,445	24,005	31,559

Other income (expense)
Interest and other income	17	16	2,396	5,362
Interest expense	(4,460)	(761)	(9,643)	(2,995)
Gain (loss) on derivative financial instruments	6,407	(3,968)	7,445	(3,477)
Gain (loss) on contingent consideration	(190)	—	(190)	—

Total other income (expense)	1,774	(4,713)	8	(1,110)
Income before income taxes	1,333	3,732	24,013	30,449
Deferred income tax expense (benefit)	(7)	19	(17)	64
Net income	1,340	3,713	24,030	30,385
Less dividends and accretion on preferred shares	2	2	10	10

Net income applicable to common stockholders	$1,338	$3,711	$24,020	$30,375

Earnings per share-Basic and Diluted	$0.02	$0.05	$0.31	$0.42

Weighted average common shares outstanding — Basic	80,754	72,852	76,541	72,391
Weighted average common shares outstanding — Diluted	80,765	73,033	76,686	72,546

Production Volumes and Commodity Price Realizations

	For the Three Months Ended		For the Year
	December 31, (unaudited)		Ended December 31,
	2014	2013	2014	2013

Production:
Gas - MMcf	7,318	1,552	16,085	6,232
Oil - MBbls	293	292	1,118	1,105
Total Equivalents (MBoe)	1,513	551	3,799	2,143
Total Equivalents (MMcfe)	9,076	3,306	22,795	12,859

Realized Prices (before hedges):
Gas ($/Mcf)	$2.91	$3.04	$3.06	$3.31
Oil – ($/Bbl)	63.12	92.27	86.02	97.12
Total Equivalents ($/Boe)	26.28	57.51	38.27	59.69
Total Equivalents ($/Mcfe)	4.38	9.58	6.38	9.95

Explanation and Reconciliation of Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes certain non-GAAP measures provide useful information for investors because the Company utilizes non-GAAP measures internally to evaluate the performance of its operations, and many of those same measures are commonly used by industry analysts to evaluate a company’s operations, as well as for comparison purposes to industry peers.

•                  Adjusted net income, a non-GAAP measure, excludes from the calculation of net income, the impact of unrealized non-cash gains or losses related to the mark to market of hedging contracts, as well as other non-recurring items and other extraordinary items. Management views this measure as offering a more accurate picture of our current business operations because unrealized hedging gains and losses are accounting adjustments and have no cash impact on our operations. Additionally, by excluding non-recurring items, adjusted net income enables a better comparison of the ongoing prospects of the business to previous periods.

•                  Discretionary cash flow, a non-GAAP measure, excludes the impact of changes in working capital from the calculation of cash flow from operations. Management views this measure as useful because it is widely accepted by the investment community as a means of measuring a company’s ability to fund its capital expenditures, while at the same time excluding the fluctuations caused by changes in current assets and liabilities.

•                  EBITDA (earnings before interest expenses, income taxes, depreciation and amortization) is a non-GAAP measure. Management views this measure as useful because it indicates the Company’s ability to generate cash flow at a level that can sustain its operations and support its capital investment program. EBITDA is a commonly used measure by the Company and industry peers to evaluate and compare operational performance, as well as plan our capital expenditure programs. EBITDA is not a calculation based on GAAP, and, in measuring our Company’s performance, should not be considered as an alternative to net income/(loss) applicable to common shareholders, which is the most directly comparable GAAP financial measure.

•                  The PV-10 value represents a non-GAAP measure that differs from the standardized measure of discounted future net cash flows presented in Warren’s Form 10-K, which includes the effect of future income taxes. The standardized measure of discounted future net cash flows represents the present value of future cash flows attributable to our proved oil and natural gas reserves after income tax, discounted at 10%. The PV-10 value represents the present value of future cash flows attributable to our proved oil and gas reserves before income tax, discounted at 10% per annum. We use PV-10 value when assessing the potential return on investment related to our oil and gas properties. Although it is a non-GAAP measure, we believe that the presentation of the PV-10 value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account future corporate income taxes and our current tax structure

Investors should not consider these non-GAAP measures in isolation or as substitutes for income or loss from operations, cash flow from operations or any other measures for determining a Company’s operating performance that is calculated in accordance with GAAP. In addition, because adjusted net income, discretionary cash flow and EBITDA are non-GAAP measures, they may not necessarily be comparable to similarly titled measures employed by other companies or research analysts, which may calculate these figures differently than we do, limiting their usefulness as comparative measures. A reconciliation of net income to adjusted net income, cash flows from operating activities to discretionary cash flow, and net income to EBITDA for the three months and year ended December 31, 2014 and 2013 is provided in tables below.

Adjusted Net Income

The following table reconciles net income applicable to common shares to adjusted income (in thousands):

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(in thousands, except per share information)

Net income applicable to common shares	$1,338	$3,711	$24,020	$30,375
Unrealized derivative (gains) losses	(3,174)	3,428	(7,479)	2,080
Severance expense*	658	734	1,178 *	1,434	*
Litigation expense (gain)	—	—	(1,100)	—
Acquisition expense	119	—	4,198	—
(Income) from post- production cost recapture*	—	—	(2,211)	(5,299	)*
Adjusted net income	$(1,059)	$7,873	$18,606	$28,590
Adjusted net income per fully diluted share	$(0.01)	$0.11	$0.24	$0.39

*Warren changed its reconciliation methodology in 3Q14 to reflect an adjustment for severance expense vs. “non-recurring G&A” in prior quarters.

Discretionary Cash Flow

The following table reconciles net cash provided by operating activities to discretionary cash flow* (in thousands):

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(in thousands, except per share information)

Net cash provided by operating activities	$25,648	$21,246	$84,005	$79,353
Net changes in working capital	(7,720)	(3,036)	(8,273)	644
Discretionary cash flow*	$17,928	$18,210	$75,732	$79,997
Discretionary cash flow per fully diluted share	$0.22	$0.25	$0.99	$1.10

*Cash flow from operations before changes in working capital

EBITDA

The following table reconciles net income to EBITDA (in thousands):

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(in thousands)

Net income applicable to common shares	$1,338	$3,711	$24,020	$30,375
Interest Expense	4,460	761	9,643	2,995
Income Tax Expense (Benefit)	(7)	19	(17)	64
DD&A	19,756	10,438	56,489	44,806
EBITDA	$25,547	$14,929	$90,135	$78,240

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in the Los Angeles Basin in California, and natural gas in the Marcellus Shale in Pennsylvania and Washakie Basin in Wyoming.

Forward-Looking Statements

Portions of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. A number of factors may cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: changes in oil and gas prices and hedging activities undertaken in relation thereto; changes in expected levels of oil and gas reserve estimates and production estimates; the inability to drill wells on a substantial portion of our acreage due to insufficient capital, market conditions or other factors; the timing and results of drilling and other development activities; any inability to hold substantial leases; governmental and environmental regulations and permitting requirements and delays; the availability of capital and credit market conditions; unsuccessful exploratory activities; unexpected cost increases; delays in completing production, treatment and transportation facilities; the availability and cost of obtaining equipment and technical personnel; operating hazards; risks associated with the availability of acceptable transportation arrangements; unanticipated operational problems; potential liability for remedial actions under existing or future environmental regulations; changes in tax, environmental and other laws applicable to our business as well as general domestic and international economic and political conditions; concentration of customers; inability to replace reserves as they are produced; climate change; computer security breaches; and factors that may affect our common stock including the numbers of shares subject to registration rights; stock price volatility; anti-takeover measures in our organizational documents; and any failure to make appropriate assumptions or estimates in the preparation of our financial statements or to maintain adequate internal control over financial reporting. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. Further information on risks and uncertainties that may affect Warren’s operations and financial performance, and the forward-looking statements made herein, is available in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other public filings and press releases.

CONTACT:   Robert Ferer

212-697-9660